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                                                                   EXHIBIT 11.01
                       COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)

                                             Fiscal Years Ended
                                        ---------------------------
                                          1997      1996      1995
                                        -------    ------    ------
Weighted average common shares
 outstanding during the period            5,981     5,883     4,385

Common share equivalents                      0       257       385
                                        -------    ------    ------
Total                                     5,981     6,140     4,770
                                        =======    ======    ======

Net Income                              ($4,688)   $2,743    $9,753

Interest on convertible debentures           --        --       $35
                                        -------    ------    ------
Adjusted net income                     ($4,688)   $2,743    $9,788
                                        =======    ======    ======

Earnings per share                      ($0.78)    $0.45     $2.05
                                        =======    ======    ======